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                     January 6, 2021

       Jude Beres
       Chief Financial Officer and Treasurer
       UNIVERSAL LOGISTICS HOLDINGS, INC.
       12755 E. Nine Mile Road
       Warren, Michigan 48089

                                                        Re: UNIVERSAL LOGISTICS
HOLDINGS, INC.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed March 16,
2020
                                                            File No. 000-51142

       Dear Mr. Beres:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation